UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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(Name of Registrant as Specified In Its Charter)

ATP Oil & Gas Corporation

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Notice of Annual Meeting

Of Shareholders and

Proxy Statement

June 8, 2007

At the offices of

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 203

Houston, Texas 77027

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 200

Houston, Texas 77027

Notice of Annual Meeting of Shareholders

To Be Held June 8, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) of ATP Oil & Gas Corporation, a Texas corporation (“ATP”), which will be held on June 8, 2007 at 10:30 a.m., Central Time, at the offices of ATP, 4600 Post Oak Place, Suite 203, Houston, Texas 77027. The Annual Meeting will be held for the following purposes:

1.	To elect three directors to serve until the 2010 Annual Meeting of Shareholders.

2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors of ATP for the fiscal year ending December 31, 2007.

3.	To transact any other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

The close of business on April 11, 2007 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. If you were a shareholder at the close of business on April 11, 2007, you are entitled to vote at the meeting.

Whether or not you plan to attend the Annual Meeting, we ask that you sign and return the enclosed proxy as promptly as possible to ensure that your shares will be represented. A self-addressed envelope has been enclosed for your convenience. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.

By Order of the Board of Directors,

ISABEL M. PLUME

Corporate Secretary

April 26, 2007

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 200

Houston, Texas 77027

(713) 622-3311

Proxy Statement

For

Annual Meeting of Shareholders

To Be Held June 8, 2007

Solicitation and Revocability of Proxies

The enclosed proxy is solicited by and on behalf of the Board of Directors (the “Board”) of ATP Oil & Gas Corporation, a Texas corporation (“ATP”), for use at the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 8, 2007 at 10:30 a.m., Central Time, at the offices of ATP, 4600 Post Oak Place, Suite 203, Houston, Texas 77027, or at any adjournment(s) or postponement(s) thereof. The solicitation of proxies by the Board will be conducted primarily by mail. We have retained American Stock Transfer & Trust Company (“AST”) to assist ATP in the solicitation of proxies in connection with the Annual Meeting, as part of AST’s services as ATP’s transfer agent. ATP pays $2,100 per month for AST’s services, plus out-of-pocket expenses for the proxy mailing, which we expect will be approximately $29,000. In addition, officers, directors and employees of ATP may solicit proxies personally or by telephone, email, telegram or other forms of wire or facsimile communication. ATP will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock (the “Common Stock”) of ATP. The costs of the solicitation will be borne by ATP. This proxy statement and the enclosed proxy card were first mailed to shareholders of ATP on or about April 26, 2007.

If your shares are registered directly in your name with American Stock Transfer & Trust Company, our transfer agent, you are considered a shareholder of record. As a shareholder of record at the close of business on April 11, 2007 (the record date), you can vote in person at the Annual Meeting or you can provide a proxy to be voted at the meeting by signing and returning the enclosed proxy card. If you submit a proxy card, we will vote your shares as you direct. If you submit a proxy card without giving specific voting instructions, those shares will be voted as recommended by the Board. If your shares are held in a stock brokerage account or other nominee, you are considered the beneficial owner of those shares, and your shares are held in “street name.” If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote such shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the Nasdaq Stock Market, Inc. (“NASDAQ”).

The enclosed proxy card, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy, (b) by written notice to the Corporate Secretary of ATP, or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

At the close of business on April 11, 2007, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 30,267,477 shares of Common Stock (including restricted shares), each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of ATP entitled to notice of and to vote at the Annual Meeting.

ATP’s annual report to shareholders for the year ended December 31, 2006, including financial statements, is being mailed with this proxy statement to all shareholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of this proxy soliciting material.

Item 1 on Proxy Card: Election of Directors

ATP’s Bylaws provide for a classified Board, divided into Classes I, II and III. The terms of office are staggered three-year terms, which are currently scheduled to expire on the dates of ATP’s Annual Meetings of Shareholders in 2007 (Class I), in 2008 (Class II) and in 2009 (Class III). At the 2007 Annual Meeting of Shareholders, three nominees are to be elected to Class I for a three-year term expiring at ATP’s Annual Meeting of Shareholders in 2010. The Board’s nominees for the three Class I Directors to be elected at the 2007 Annual Meeting are the incumbent directors Mr. T. Paul Bulmahn, Chairman of the Board of ATP since 1991, Mr. Gerard J. Swonke, Director of ATP since 1996, and Mr. Robert J. Karow, Director of ATP since 2006.

A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director at the Annual Meeting. Accordingly, abstentions and broker non-votes would have no effect on the election of directors assuming a quorum is present or represented by proxy at the Annual Meeting. Shareholders may not cumulate their votes in the election of directors.

Unless otherwise instructed or unless authority to vote is withheld, your signed and returned proxy card will be voted FOR the election of the nominees listed below. Although the Board does not contemplate that any of the nominees will be unwilling or unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board.

The Board recommends voting “For” the election of each of the director nominees.

The following table sets forth information regarding the names, ages and principal occupations of the nominees and other directors, directorships in other companies held by them and the length of continuous service as a director of ATP:

Nominees for Election at the Annual Meeting

Class I Director Nominees	Principal Occupation and Directorships	Director Since	Age
T. Paul Bulmahn	President and Chairman of ATP.	1991	63

Gerard J. Swonke	Of Counsel to the McConn Law Firm.	1996	62

Robert J. Karow	Former President of IPE International and Manager, Oleoducto de Crudos Pesados Ecuador; Lt. Col. USMCR (Ret.).	2006	61

Continuing Directors

Class II Directors	Principal Occupation and Directorships	Director Since	Age
Chris A. Brisack	Director of ATP since 2002 and between the years 1991 and 1995; Director of ATP Energy, Inc. since 1995; Federal Immigration Judge since May, 2005; Formerly Of Counsel to the law firm of Rodriguez, Colvin, Chaney & Saenz, LLP and a partner with the law firm of Norquest & Brisack, LLP.	2002	48

Walter Wendlandt	Former Director, Railroad Commission of Texas (18 years); Sole practitioner, Attorney at Law.	2001	77

George R. Edwards	Formerly Of Counsel to the law firm Kissner & Sandvig P.C. from 1970 to 2004; Board Certified in Oil, Gas & Mineral Law.	2006	81

Class III Directors	Principal Occupation and Directorships	Director Since	Age
Arthur H. Dilly	Executive Secretary Emeritus, Board of Regents of the University of Texas System; Chairman and Chief Executive Officer, Austin Geriatrics Center.	2001	77

Robert C. Thomas	Former Chairman and CEO of Tenneco Gas; Former Chairman of the Board, The Sarkeys Energy Center of the University of Oklahoma; Former Director, PetroCorp Incorporated and Marine Drilling Companies, Inc.; Former Advisory Director, Pride International, Inc.	2001	78

Burt A. Adams	Vice-Chairman, President and COO of Allis-Chalmers Energy, Inc.; Chairman, Offshore Energy Center, Ocean Star Museum, Galveston, Texas; Executive Committee, National Ocean Industries Association (NOIA).	2006	45

Each of the nominees and directors named above has been engaged in the principal occupation set forth opposite his name for the past five years, except as set forth in the following biographies:

T. Paul Bulmahn (BA, JD, MBA) has served as ATP’s Chairman and President since he founded ATP in 1991. He presently serves as a Director on the Board of Valparaiso University, his alma mater, with membership on its Public Relations Committee, and served for three years on the Business Advisory Board of Texas State University, also an alma mater, which named him Distinguished Alumnus in 2000. In June 2000, Mr. Bulmahn was selected Entrepreneur of The Year 2000 in Energy & Energy Services by Ernst & Young LLP. In 1991, he was elected Chairman, Houston Bar Association Oil, Gas and Mineral Law Section, and in 1992 he was elected to serve for a three-year term on the Oil & Gas Council of the State Bar of Texas. From 1988 to 1991, Mr. Bulmahn served as President and Director of Harbert Oil & Gas Corporation. From 1984 to 1988, Mr. Bulmahn served as Vice President, General Counsel of Plumb Oil Company. From 1978 to 1984, Mr. Bulmahn served as counsel for Tenneco’s interstate gas pipelines and as regulatory counsel in Washington, D.C. From 1973 to 1978, Mr. Bulmahn served the Railroad Commission of Texas, the Public Utility Commission and the Interstate Commerce Commission as an administrative law judge. He has chaired various oil and gas industry seminars, including “Marginal Offshore Field Development” in 1996 and the “Upstream Oil and Gas E-Business Conference” in 2000, and has been a faculty lecturer in natural gas regulations. In February 2005, Mr. Bulmahn was the keynote speaker at the Energy Forum in Houston, Texas.

Gerard J. Swonke (BA—Economics, JD) has served as a Director since 1996. In November of 2001, he joined the law firm of McConn & Williams, L.L.P. (now the McConn Law Firm) as Of Counsel. Between 1985 and 2001, he was Of Counsel to the law firm of Greenberg, Peden, Siegmeyer & Oshman, P.C. With both firms, he engaged in representing domestic and international oil and gas clients in contract drafting and negotiations, including in Indonesia, Africa and the North Sea. From 1975 to 1985, he was Counsel for Aminoil, Inc. with responsibility for onshore and offshore matters. From 1967 to 1974, when he received his law degree, he was Controller for Automated Systems Corporation with responsibility for corporate accounting and preparation of financial statements and corporate tax returns.

Robert J. Karow (BS, JD) has served as a Director since 2006. He is the former President of IPE International, a South American pipeline engineering firm involved in the recapitalization of the petroleum industry in Bolivia and the design and construction management of the Cuiaba Pipeline (1998 to 2000). From 2001 to 2005 he was a Manager of Oleoducto de Crudos Pesados Ecuador, the company responsible for the construction and operation of a heavy oil pipeline extending from the Amazon Basin across the Andes Mountains to the Pacific coast of Ecuador. Prior to moving to Ecuador, Mr. Karow was Project Development Consultant for ENEL Power in South America, assisting in the development of gas transmission systems, and earlier evaluated port locations and facilities in the United States for LPG delivery. He was Corporate Counsel for Tenneco from 1980 to 1989 and Contract Specialist for ARAMCO Services Corporation from 1978 to 1980. Mr. Karow was a helicopter pilot in Vietnam, served for many years in the Marine Corps Reserves, and retired from the U.S. Marines in 2005 with the rank of Lieutenant Colonel.

Chris A. Brisack (BS cum laude, JD) served as a Director of ATP from 1991 until 1995, was re-elected to the Board of Directors in 2002 and has continued to serve as a Director since that time. Additionally, he has served as a Director of ATP Energy, Inc. since its creation in May, 1995. Mr. Brisack is an Immigration Judge serving in Houston, Texas since May of 2005. Prior to this, he was Of Counsel to the law firm of Rodriguez, Colvin, Chaney & Saenz, LLP, and was a partner in the law firm of Norquest & Brisack, LLP from 1995 through 2004. In 2000, he was appointed by then Governor George W. Bush and served on the Texas State Library & Archives Commission until March, 2006. For seven years, he was Chairman of Special Olympics (Rio Grande Valley) and for two years he chaired Leadership Edinburg. He was elected three times as Chairman of the Hidalgo County Republican Party. After finishing law school, he served as law clerk to United States District Court Judge Ricardo Hinojosa in the Southern District of Texas. Former Governor Bush twice named Mr. Brisack to the Honorary Inaugural Committee.

Walter Wendlandt (BS—Mechanical Engineering, JD) has served as a Director since 2001. He was Director, Railroad Commission of Texas for a total of eighteen years during the period from 1961 to 1985. Mr. Wendlandt has been a sole practitioner of law since 1985. He served as a Trustee of the Augustana Annuity Trust from 1964 to 1992, a Director of the Georgetown Railroad from 1979 to 1982, and Director of Lamar Savings Association in 1989. He additionally has served as President, National Conference of State Transportation Specialists; Chairman, State Bar Committee on Public Utilities Law; and was a member for six years of the Technical Pipeline Safety Standards Committee of the U.S. Department of Transportation.

George R. Edwards (JD) has served as a Director since 2006. From 1970 to 2004, Mr. Edwards was Of Counsel to the law firm of Kissner & Sandvig P.C. and he is Board Certified in Oil, Gas & Mineral Law. From 1975 to 1980, he served as Director of the Brazosport Bank of Texas; from 1963 to 1965, Mr. Edwards was a Director of the Texas Reserve Life Insurance Company. After completing his law degree at Baylor University he was a sole practitioner until 1968. Employed by Columbia Financial from 1968 to 1970, he was active in venture capital and real estate financing. He is licensed to practice before the U.S. Supreme Court and U.S. Tax Court, is a past director of the College of the State Bar of Texas, is a licensed real estate broker, served in the U.S. Air Force attaining the rank of Captain, and is a commercial multi-engine instrument-rated pilot.

Arthur H. Dilly (BA with honors, MA) has served as a Director since 2001. From 1981 to 1998, Mr. Dilly served as Executive Secretary of the Board of Regents of the University of Texas System. He currently serves as Chairman and Chief Executive Officer of Austin Geriatrics Center, Inc., a nonprofit corporation providing housing and support services for the low-income elderly, a post he has held since 1990. He has served as Vice Chairman of the Board of Directors of the Shivers Cancer Foundation, a nonprofit organization providing patient support services and education, since 1998. From 1978 to 1981, he was Executive Director for Development, The University of Texas System.

Robert C. Thomas (BS—Geological Engineering) has served as a Director since 2001. Mr. Thomas was a member of the Board of The Sarkeys Energy Center of the University of Oklahoma until November, 2005 and from 1994 until January 1, 2004, he served as its Chairman. From 1994 through May 2004, Mr. Thomas served as a Senior Associate with Cambridge Energy Research Associates, an international energy consulting firm. Additionally, between 1998 and 2001, he served as Vice Chairman of the Gas Research Institute Advisory Council (now Gas Technology Institute). In 1994, Mr. Thomas stepped down as Chairman and Chief Executive Officer of Tenneco Gas when he reached mandatory retirement age after thirty-eight years with Tenneco beginning in 1956. He was elected President of Tenneco Gas in 1983 and Chairman and Chief Executive Officer in 1990. He was with Tenneco’s domestic exploration and production operations until 1970, when he was elected Vice President of Tenneco Oil Company’s Canadian subsidiary with responsibility for all engineering, drilling, processing plant and production operations. Mr. Thomas was a member of the Board of Directors of PetroCorp Incorporated from 1997 to January 30, 2004, a member of the Board of Directors of Marine Drilling Companies, Inc. from 1998 to 2001, and an Advisory Director of Pride International, Inc. from 2001 to 2003. Additionally, he has served on the Board of Governors of The Houston Forum and on the Board of Directors of Houston Hospice. He currently serves on the Advisory Board of Emergent Technologies, the Board of Directors of the YMCA of

the Greater Houston Area and the Houston Hospice & Palliative Care System, and has served for over 10 years on each of the following Boards of Directors: The Interstate Natural Gas Association of America, the American Gas Association, Gas Research Institute, and the Institute of Gas Technology. From 1989 to 1994, he was a member of the National Petroleum Council and served as a Vice President of the International Association of LNG Importers headquartered in Paris.

Burt A. Adams (BS—Civil Engineering, MBA) has served as a Director since 2006. Mr. Adams is the Vice-Chairman, President and COO of Allis-Chalmers Energy, Inc., which in December 2006 acquired his previous employer, Oil & Gas Rental Services, Inc., a rental equipment supplier to the oil and gas industry. He additionally serves as Chairman of the Offshore Energy Center, Ocean Star Museum, Galveston, Texas. Mr. Adams also serves on the Executive Committee of the National Ocean Industries Association. Upon obtaining his Masters degree in Business Administration at Harvard University in 1988, Mr. Adams began working for Hydril Company in Houston, Texas. In 1996, he left Hydril to assume his capacity with Oil & Gas Rental Services, Inc. He is an active member of the Society of Petroleum Engineers, American Petroleum Institute, and the American Association of Drilling Engineers.

Item 2 on Proxy Card: Ratification of Appointment of Independent Auditors

The Audit Committee of the Board has appointed the firm of Deloitte & Touche LLP (“Deloitte”) as independent auditors of ATP for the fiscal year ending December 31, 2007, and the Board recommends ratification by the shareholders of such appointment.

Ratification of the appointment of independent auditors requires the affirmative vote of a majority of the votes entitled to be cast by holders of shares of Common Stock who are represented in person or by proxy at the Annual Meeting. Accordingly, an abstention or a broker non-vote would have the same legal effect as a vote against this proposal.

Unless otherwise instructed or unless authority to vote is withheld, your signed and returned proxy card will be voted FOR the appointment of Deloitte as independent auditors.

If the appointment is not ratified, the Audit Committee will consider the appointment of other independent auditors. The Audit Committee may terminate the appointment of Deloitte as ATP’s independent auditors without the approval of the shareholders of ATP whenever the Audit Committee deems such termination necessary or appropriate. A representative of Deloitte is expected to attend the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

The Board recommends a vote “For” the ratification of the appointment of Deloitte & Touche LLP as our independent auditors.

The Audit Committee is responsible for pre-approving all fees for audit services and permitted non-audit services, including tax services, to be performed by Deloitte, the independent auditors for ATP. All fees were pre-approved by the Audit Committee in 2005 and 2006. Additionally, the Audit Committee considered the non-audit services provided by Deloitte during the referenced years and determined that the services provided are compatible with maintaining Deloitte’s independence. Deloitte’s fees for the fiscal years ended December 31, 2005 and December 31, 2006, were as follows:

Category of Fees	2005	2006
Audit Fees	$1,172,060	$1,679,864
Audit-Related Fees	10,675	0
Tax Fees	58,500	102,130
All Other Fees	17,200	20,188
TOTALS	$1,258,435	$1,802,182

Audit Fees.    Audit fees for the fiscal years ended December 31, 2005 and December 31, 2006 were $1,172,060, and $1,679,864, respectively. Such fees related to the annual audit and quarterly reviews of the financial statements, as well as the related attestation of management’s assessment of internal controls, as required by the Sarbanes-Oxley Act of 2002, Section 404.

Audit-Related Fees.    Audit-related fees for the fiscal year ended December 31, 2005 were $10,675, and related to consultation on financial accounting considerations associated with ATP’s preferred stock issuance. There were no audit-related fees for 2006.

Tax Fees.    Tax fees for the fiscal years ended December 31, 2005 and December 31, 2006 were $58,500, and $102,130, respectively. Tax fees include professional services provided for tax compliance (including filing state and federal tax returns), tax advice and tax planning, and do not include fees for services rendered in connection with the audit.

All Other Fees.    All other fees for the fiscal years ended December 31, 2005 and December 31, 2006 totaled $17,200 and $20,188, respectively, and related to access to a proprietary database containing oil and gas operational information for the North Sea.

Security Ownership of Certain Beneficial Owners and Management

The following table presents information regarding beneficial ownership of our Common Stock as of April 11, 2007, unless otherwise noted, by:

•	each known beneficial owner of more than 5% of ATP’s Common Stock;

•	each of ATP’s directors and nominees for director;

•	the persons named in the 2006 Summary Compensation Table; and

•	all of ATP’s current executive officers, directors and director nominees as a group.

Unless otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. As of April 11, 2007, 30,267,477 shares of Common Stock were issued and outstanding. The address of each person in the table is the address of ATP, unless otherwise indicated. The number of shares beneficially owned by a person includes shares that are subject to stock options that are exercisable within 60 days of April 11, 2007. These shares are also deemed outstanding for the purpose of computing their percentage ownership, but are not outstanding for the purpose of computing the percentage of ownership of any other person. The number of shares beneficially owned by a person also includes restricted shares (vested and unvested) held by such person.

Beneficial Owner	Shares Beneficially Owned	Percentage of Beneficial Ownership
T. Paul Bulmahn (1)	7,230,474	23.89%
Gerald W. Schlief (1) (2) (3)	1,193,055	3.94%
Albert L. Reese, Jr. (1) (2) (4)	375,370	1.22%
Leland Tate (1) (2)	27,960	*
Keith R. Godwin (1) (2)	20,431	*
Walter Wendlandt (5) (6)	28,883	*
Robert C. Thomas (5) (6)	24,027	*
Arthur H. Dilly (5) (6)	14,027	*
Chris A. Brisack (6) (8)	9,010	*

Beneficial Owner	Shares Beneficially Owned	Percentage of Beneficial Ownership
Robert J. Karow (6)	7,257	*
Gerard J. Swonke (7)	4,027	*
George R. Edwards (6)	3,627	*
Burt A. Adams (6)	2,727	*
All executive officers, Directors and Director nominees as a group, 14 persons (9)	8,955,656	29.46%
Touradji Capital Management, LP (10)	2,630,091	8.69%
Touradji Global Resources Master Fund, Ltd. (10)	***	***
Paul Touradji (10)	***	***
Centennial Energy Partners, L.L.C. (11)	1,898,362	6.27%
Peter K. Seldin (11)	****	****
Anchorage Capital Master Offshore, Ltd. (12)	1,817,499	6.00%
Anchorage Advisors, L.L.C. (12)	**	**
Anchorage Advisors Management, L.L.C. (12)	**	**
Anthony L. Davis (12)	**	**
Kevin M. Ulrich (12)	**	**

*	Indicates less than 1 percent of the outstanding Common Stock
**	See footnote (12)
***	See footnote (10)
****	See footnote (11)
(1)	Includes beneficial ownership of the following numbers of restricted shares of Common Stock: T. Paul Bulmahn: 188,207 shares; Gerald W. Schlief: 22,622 shares; Albert L. Reese: 15,194 shares; Leland Tate: 17,960 shares; and Keith R. Godwin: 14,181 shares.
(2)	Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of April 11, 2007 pursuant to stock options awarded under our stock plans: Gerald W. Schlief: 5,000 shares; Albert L. Reese, Jr.: 5,000 shares; Leland Tate: 10,000 shares; and Keith R. Godwin: 6,250 shares.
(3)	133,000 of these shares are the subject of litigation.
(4)	Includes 27,500 shares of Common Stock held of record by The ACR Foundation, which Mr. Reese serves as its President and owner.
(5)	Includes beneficial ownership of 6,300 shares of restricted Common Stock.
(6)	Includes beneficial ownership of 2,727 shares of restricted Common Stock.
(7)	All are shares of restricted Common Stock.
(8)	Includes beneficial ownership of 3,720 shares of restricted Common Stock.
(9)	Includes 30,000 shares that may be acquired through the exercise of stock options within 60 days of April 11, 2007.
(10)

This information is based on the Schedule 13G/A filed with the SEC by Touradji Capital Management, LP (“TCM”), Touradji Global Resources Master Fund, Ltd. (“TGR”) and Paul Touradji on February 14, 2007 reflecting their shared beneficial ownership as of December 31, 2006. Each of TCM’s and Mr. Touradji’s beneficial ownership of Common Stock consists of shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of 2,630,091 shares. TGR’s beneficial ownership consists of shared power to vote or direct the vote of, and shared power to dispose or direct the disposition of 2,081,480 shares of common stock. The address of TCM and Mr. Touradji is 101 Park Avenue, 48th floor, New York, NY 10178. The address of TGR is c/o Spectrum Global Fund Administration (Cayman), Anchorage Center, Second Floor, P.O. Box 10243 APO, Grand Cayman, Cayman Islands, BWI.

(11)

This information is based on the Schedule 13G filed with the SEC by Centennial Energy Partners, L.L.C. (“Centennial”) and Peter K. Seldin on February 13, 2007 reflecting their shared beneficial ownership as of February 13, 2007. Each of Centennial’s and Mr. Seldin’s beneficial ownership of Common Stock consists of shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of 1,898,362 shares, which shares are directly owned by Centennial Energy Partners, L.P., Hoyt Farm Partners,

L.P., Quadrennial Partners, L.P. and Centennial Energy Partners, V, L.P. Centennial is the general partner of each of the forgoing limited partnerships and Mr. Seldin is the managing member of Centennial. The address of Centennial and Mr. Seldin is 575 Lexington Avenue, 33rd floor, New York, New York 10022.

(12)

This information is based on the Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) by Anchorage Capital Master Offshore Ltd. (“Anchorage Offshore”), Anchorage Advisors, L.L.C. (“Advisors”), Anchorage Advisors Management, L.L.C. (“Management”), Anthony L. Davis (“Mr. Davis”), and Kevin M. Ulrich (“Mr. Ulrich”) on February 14, 2007 reflecting their ownership as of February 6, 2007. The Schedule 13G relates to shares held for the account of Anchorage Offshore, for which Advisors is the investment advisor. Management is the sole member of Advisors. Mr. Davis is President of Advisors and a managing member of Management and Mr. Ulrich is the Chief Executive Officer of Advisors and the other managing member of Management. The address for each of the above listed entities and persons is 610 Broadway, 6th floor, New York, NY 10012. Each of the above listed entities and persons may be deemed to be the beneficial owner of 1,817,499 shares of Common Stock, which consists of 1,467,166 shares of Common Stock and 350,333 shares of Common Stock issuable upon the exercise of warrants held by the beneficial owners.

Information about our Board of Directors and Committees

ATP’s Board held seven meetings during 2006. Each director attended at least 75% of the aggregate total meetings of the Board and the committees on which such director served during his tenure of service in 2006. ATP encourages its directors to attend each annual shareholders meeting. All of the directors attended the 2006 Annual Meeting of Shareholders.

Director Independence.    Based on the definition of “independence” set forth in Rule 4200 of the NASDAQ Marketplace Rules, the Board of Directors has determined that all of the director nominees and all of the Class II and Class III directors, other than Mr. Bulmahn, are “independent directors.” Mr. Bulmahn is an executive officer of the Company and, therefore, the Board of Directors has concluded that he is not currently an independent director.

Effective December 18, 2006, Mr. Adams became Vice-Chairman of the Board, President and Chief Operating Officer of Allis-Chalmers Energy, Inc. (“Allis-Chalmers”), and was formerly President of Oil & Gas Rental Services, Inc. (“Oil & Gas Rental”). Allis-Chalmers is a Houston based multi-faceted oilfield services company, that acquired substantially all of the assets of Oil & Gas Rental effective December 18, 2006. In determining that Mr. Adams is an independent director, the Board considered transactions entered into in the ordinary course of business between ATP and Oil & Gas Rental, and between ATP and Allis-Chalmers, or its subsidiaries, pursuant to which equipment and/or services were provided to ATP. Based on its review, the Board concluded that the transactions are not reportable related party transactions and that Mr. Adams remains an independent director.

Audit Committee.    The Audit Committee currently consists of Messrs. Edwards, Swonke (Chairman), Thomas and Wendlandt. The Audit Committee is governed by a restated charter that was adopted by the Board on March 28, 2004 and is attached as Annex A to this proxy statement. The primary duties of the Audit Committee are to:

1.	Oversee the quality, integrity and reliability of the financial reporting process, including review of financial reports and other financial information provided by ATP to the public;

2.	Be directly responsible for the selection, appointment, compensation, retention and oversight of ATP’s independent auditors;

3.	Oversee the performance of ATP’s independent auditors and any internal audit function that may be utilized in the future;

4.	Monitor ATP’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and

5.	Perform such other functions as the Board may assign to the Committee from time to time, or as may be required by applicable laws, rules or regulations.

During 2006, the Audit Committee held four meetings, including quarterly meetings in connection with the preparation and filing of each of ATP’s annual and quarterly reports on Forms 10-K and 10-Q for the applicable periods.

The Board has affirmatively determined that each of the members of the Audit Committee is independent as defined under the listing standards of NASDAQ. Each of the current members of the Audit Committee is able to read and understand fundamental financial statements. Pursuant to applicable rules of NASDAQ, at least one member has past employment experience in accounting or other comparable experience, creating “financial sophistication”. Further, the Board has determined that Mr. Swonke, who is an independent director, qualifies as the Audit Committee “financial expert” as defined in the rules of the Securities and Exchange Commission.

The charter of the Audit Committee provides that the Committee is responsible for pre-approving all audit services and all permitted audit-related services, tax services and other non-audit services to be performed by ATP’s independent auditors. Authority has been delegated to the Chair of the Committee to pre-approve all audit or non-audit services to be provided by the independent auditors. The Chair advises the full Committee of such pre-approvals at its scheduled meetings. Each of these services must receive specific pre-approval unless general pre-approval by the Committee has been provided for such category of services in accordance with policies and procedures that comply with applicable laws and regulations.

The Audit Committee has adopted procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing matters and the confidential, anonymous submissions by employees of concerns regarding accounting and auditing matters.

The information contained in this proxy statement with respect to the Audit Committee charter and the independence of the members of the Audit Committee will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that ATP specifically incorporates it by reference in such filing.

The report of the Audit Committee is set forth on page 12 of this proxy statement.

Compensation Committee.    The Compensation Committee consists of Messrs. Adams, Brisack (Chairman) and Dilly. This committee’s responsibilities include:

•	developing and approving an overall compensation philosophy consistent with ATP’s corporate objectives and shareholder interests;

•	administering, and granting of awards under, ATP’s 2000 Stock Plan;

•	administering, and granting of awards under, ATP’s incentive plans;

•

acting as a salary and promotions committee with respect to officers of the Company and reviewing the compensation of ATP’s President and recommending such compensation of the President to the Board for approval; and

•	supervising ATP’s 401(k) plan.

The Compensation Committee may delegate any of the foregoing responsibilities, other than compensation of the President, and has delegated to ATP’s President the responsibility for determination of salaries, bonuses, and other forms of incentive compensation for officers other than the President, including the granting of awards under the 2000 Stock Plan. The Committee engaged Longnecker & Associates as the consultant for executive and/or director compensation matters.

During 2006, the Compensation Committee held three meetings. The Compensation Committee does not have a charter, but operates under the direction of a resolution of the Board of Directors. The report of the Compensation Committee is set forth on page 16 of this proxy statement.

Director Nominations Process.    The Board operates without a nominations committee because it believes the functions of a nominations committee are adequately addressed by the following process for the nomination of director candidates, which has been adopted by the Board. The independent directors identify qualified candidates to serve as nominees for director. When identifying director nominees, the independent directors may consider, among other factors, the person’s reputation, integrity, and independence from ATP; skills and business, government or other professional acumen, bearing in mind the composition of the Board and the current state of ATP and the industry generally; the number of other public companies for which the person serves as director; and the availability of the person’s time and commitment to ATP. In the case of current directors being considered for re-nomination, the independent directors will also take into account the director’s tenure as a member of the Board, the director’s history of attendance at meetings of the Board and committees thereof and the director’s preparation for and participation in such meetings.

Shareholders seeking to nominate director candidates for inclusion in ATP’s proxy materials may do so by writing the Corporate Secretary of ATP and giving the recommended candidate’s name, biographical data and qualifications, if such recommendations are submitted by shareholders in compliance with ATP’s bylaws and within the time period set forth below under “Shareholder Proposals and Director Nominations.” Subject to consideration of the above criteria, recommendations for director nominees made by a shareholder or group of shareholders owning at least 25% of the then outstanding shares of Common Stock of ATP will be approved by the independent directors for recommendation to the Board.

Following identification of the need to replace a director, add a director or re-elect a director to the Board, and consideration of the above criteria and any shareholder recommendations, the independent directors shall recommend to the Board one or more nominees, as appropriate, for consideration by the full Board. Following such consideration, the Board will submit its recommended nominees to the shareholders for election.

Compensation of Directors

Each of our non-employee directors receives an annual retainer of $30,000, based on the calendar year. Any person who becomes a director during a calendar year will be awarded a pro-rata share of the retainer based upon the beginning date of service. On April 4, 2006, a one-time award of 6,300 shares of restricted stock to vest on January 15, 2007 was granted to each person who was a director on January 1, 2006. Beginning with the 2006 Annual Meeting of Shareholders and each annual shareholders meeting thereafter, each director will be awarded $100,000 in shares of restricted stock (with the number of shares to be based on the closing price of the stock on the annual shareholders meeting date), with stock vesting 50% upon the one year anniversary of the award, 25% upon the two year anniversary of the award, and 25% upon the three year anniversary of the award, with immediate vesting upon change of control. When the Board was initially formed, each of our non-employee directors was granted options to purchase 5,000 shares of Common Stock at an exercise price equal to the market value of the stock at the time of the grant for serving as a member of ATP’s Board.

In addition, non-employee directors are awarded meeting fees. Each non-employee director receives $2,500 per board meeting attended and is reimbursed for expenses incurred. The Chair of the Audit Committee receives $1,250, and other committee members receive $1,000, per Audit Committee meeting attended. The Chair of the Compensation Committee receives $1,000, and other committee members receive $750 per Compensation Committee meeting attended. Directors who are our employees do not receive compensation for their services as directors or members of committees of the Board.

The following table sets forth information regarding the compensation of our non-employee directors for the year ended December 31, 2006.

Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards (2) ($)	Total ($)
Burt A. Adams	33,856	38,803	72,659
Chris A. Brisack	50,500	305,225	355,755
Arthur H. Dilly	50,250	305,225	355,505
George R. Edwards	34,356	38,803	73,159
Robert J. Karow	24,021	38,803	62,824
Gerard J. Swonke	53,250	305,225	358,505
Robert C. Thomas	51,500	305,225	356,755
Walter Wendlandt	51,500	305,225	356,755

(1)	Variances among directors’ fees paid reflect pro-rata retainers paid to our newly elected directors in 2006 for the portion of calendar year 2006 following their election and the varying committee assignments of directors.
(2)	Represents the dollar value recognized in 2006 as compensation expense for financial statement reporting purposes of restricted shares awarded in 2006 (no awards of restricted stock were made to directors prior to 2006). See Note 8 to our Notes to Consolidated Financial Statements for a description of the assumptions made in the valuation of the restricted shares. Each of Messrs. Brisack, Dilly, Swonke, Thomas and Wendlandt was awarded 6,300 shares of restricted stock on April 4, 2006 and those awards vested on January 15, 2007. The grant date fair value of each award to Messrs. Brisack, Dilly, Swonke, Thomas and Wendlandt based on the closing price on the NASDAQ National Market for our Common Stock on April 4, 2006 ($45.63 per share) was $287,469. Each director was awarded 2,727 shares of restricted stock on June 14, 2006 that vests as follows: 1,363 shares on June 14, 2007 and 682 shares on each of June 14, 2008 and 2009. The grant date fair value of each director’s award based on the closing price on the NASDAQ National Market for our Common Stock on June 14, 2006 ($36.67 per share) was $99,999.09. As of December 31, 2006, all of the foregoing restricted shares were outstanding and Mr. Brisack held options to acquire 5,000 shares. Subsequent to December 31, 2006, one or more of the directors may sell restricted shares that have vested or shares acquirable upon the exercise of options. See “Security Ownership of Certain Beneficial Owners and Management” above, which sets forth ownership as of April 11, 2007.

Related Party Transactions and Review Procedures

ATP’s Board has adopted a written procedure for the review of related party transactions. The Audit Committee is responsible for reviewing transactions, series of transactions or proposed transactions involving ATP and a related person, which includes our executive officers and directors, or any member of his or her immediate family. Examples of the types of transactions the Audit Committee reviews includes payments made by ATP directly to a related person (other than in their capacity as a director or employee) or to an entity in which the related person serves as an officer, director, employee or owner, and any other transaction where a potential conflict of interest exists. Any transactions identified are evaluated based on the requirements set forth in Item 404 of Regulation S-K of the rules of the Securities & Exchange Commission. The Committee’s determination regarding transactions requiring disclosure is submitted to the Board for review and final determination. ATP’s Board has conducted the review procedure with respect to fiscal year 2006 and has determined that there are no reportable related party transactions. See discussion under “Director Independence” on page 8.

Shareholder Communications

Shareholders can contact any director or committee of the Board by writing to them c/o Corporate Secretary, ATP Oil & Gas Corporation, 4600 Post Oak Place, Suite 200, Houston, Texas 77027.

Delivery of Documents to Shareholders Sharing an Address

In some cases, only one copy of this proxy statement is being delivered to multiple shareholders sharing an address unless ATP has received contrary instructions from one or more of the shareholders. ATP will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. To request separate or multiple delivery of these materials now or in the future a shareholder may submit a written request to the Corporate Secretary, ATP Oil & Gas Corporation, 4600 Post Oak Place, Suite 200, Houston, Texas 77027, or a verbal request by calling the Corporate Secretary at 713-622-3311.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to ATP’s audited financial statements for the fiscal year ending December 31, 2006.

The Audit Committee reviewed and discussed the audited financial statements of ATP for the fiscal year ended December 31, 2006 with ATP’s management and management represented to the Audit Committee that ATP’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with Deloitte matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented (Communication with Audit Committees).

The Audit Committee received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, as modified or supplemented (Independence Discussion with Audit Committees), and the Audit Committee reviewed and discussed with Deloitte their independence from ATP.

Based on the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee as referenced above, the Audit Committee recommended to the Board that ATP’s audited financial statements be included in ATP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The Audit Committee,

Gerard J. Swonke, Chairman

George R. Edwards

Robert C. Thomas

Walter Wendlandt

Code of Business Conduct and Ethics

ATP has adopted a Code of Business Conduct and Ethics that applies to all of ATP’s officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. ATP’s Code of Business Conduct and Ethics covers all areas of professional conduct including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to ATP’s business.

A copy of ATP’s Code of Business Conduct and Ethics is posted on its website at www.atpog.com. In the event of an amendment to, or a waiver from, a provision of ATP’s Code of Business Conduct and Ethics that applies to any of ATP’s executive officers (including the principal executive officer, principal financial officer, principal accounting officer, and controller), or directors, ATP will post such information on its website.

Compensation Discussion and Analysis

Compensation Philosophy

The primary objective of the Compensation Committee (the “Committee”), comprised of Messrs. Adams, Brisack, and Dilly, is to establish a compensation program that serves the long-term interests of ATP and its shareholders. Such a program is intended to attract and retain the highest caliber employee talent available, and the value of such talent is expected to manifest itself in superior company performance within the industry.

Methodology

The role of the Committee is to develop and approve an overall compensation philosophy consistent with ATP’s domestic and international corporate objectives and shareholder interests; to act as a salary and promotions committee with respect to officers of ATP; to administer and grant options pursuant to ATP stock plans; to administer and make awards under ATP’s bonus and incentive plans; and to act as a committee for administration of other forms of non-salary compensation. The Committee has delegated to the President of ATP responsibility for determining salaries, bonuses, and other forms of incentive compensation for officers other than the President, including the granting of awards under the 2000 Stock Plan.

To assist the Committee in developing ATP’s compensation philosophy and in establishing compensation levels for the officers identified in the Summary Compensation Table (the “Named Executive Officers”), the Committee engaged Longnecker & Associates (“Longnecker”). The Committee, working with Longnecker, established a list of peer companies in 2006 that were comparable to ATP based on revenues and market capitalization. The Committee used the peer companies’ financials for year-end 2005 to evaluate the competitive posture of compensation levels for ATP’s President relative to those peer companies. In addition, the President considered this information, along with individual performance, in evaluating compensation levels for the other Named Executive Officers. The companies comprising the peer group are:

•     Cabot Oil & Gas Corporation

•     Cimarex Energy Company

•     Comstock Resources

•     Denbury Resources, Inc.

•     Encore Acquisition Corp.

•     Forest Oil Corporation

•     Meridian Resources

•     Newfield Exploration Company

•     Noble Energy, Inc.

•     Plains Exploration & Production Company

•     Quicksilver Resources

•     Range Resources

•     Southwestern Energy Corporation

•     St. Mary Land & Exploration Company

•     Stone Energy Corporation

•     Swift Energy

•     The Houston Exploration Company

•     Ultra Petroleum

The Committee will regularly review the companies comprising the peer group and refine it as necessary.

Longnecker was independently engaged by the Committee, and whether they continue to provide consulting services in the area of executive compensation will be a decision reached independently by the Committee. Longnecker performs no other consulting services for ATP.

The Committee can be expected to review the levels of each element of executive compensation annually, and to recommend necessary changes to the Board in order to remain consistent with ATP’s compensation philosophy. The Committee periodically reviews ATP’s overall compensation program to make sure that it meets the above objectives and is of the opinion that at this time such objectives are being met. The Committee also believes that the growth of ATP requires continued development of a comprehensive compensation philosophy that will assure retention and facilitate attraction of capable executives in the future.

Executive Compensation

ATP’s compensation program at present for the Named Executive Officers and all other employees consists of three main components: (1) base salaries; (2) discretionary bonuses based on overall company performance as well as individual performance as medium term incentives; and (3) discretionary awards of stock options and restricted stock as long term incentives and to align the long term interests of ATP’s employees and its shareholders. The levels of compensation of our Named Executive Officers, other than the President, are determined in a similar manner to the determination of compensation for all of our employees.

Base Salary

Base salaries are paid to our Named Executive Officers as the foundation of ATP’s compensation program. Their base salaries for 2006 are shown in the Summary Compensation Table. The Committee believes executive base salaries should be competitive with industry and ATP’s peer group. Thus, adjustments to base salaries are made on an as-needed basis depending on each executive’s performance over time, changes in job scope, competition in the energy industry and ATP’s peer group, as well as ATP’s annual revenue and market capitalization.

Bonuses

The Committee has established the ATP All Employee Bonus Policy and the ATP Discretionary Bonus Policy to provide additional cash incentive compensation for the Named Executive Officers, other than the President, and other employees, based upon ATP’s overall performance and the individual’s performance. Bonuses for Named Executive Officers, other than the President, under this policy are determined periodically by the President based on a formula that includes the following elements: the individual’s performance, years of service with ATP, and relative base salary. Bonuses paid to the Named Executive Officers, other than the President, in 2006 under the All Employee Bonus Policy are set forth in the Summary Compensation Table. Under the ATP Discretionary Employee Bonus Policy, the President may award individual Named Executive Officers (excluding the President) and other employees with discretionary bonuses to reward exemplary performance.

Pursuant to his Employment Agreement, the President of ATP is eligible for a target annual bonus of not less than 65% of his annual base salary based on the attainment of performance targets established by the Committee. In determining the President’s annual bonus, the Committee considers ATP’s oil and natural gas reserve replacement ratio, oil and natural gas production levels, and development project success rates. The bonus paid to ATP’s President for 2006, which reflects the attainment of outstanding results in these areas, is included in the Summary Compensation Table.

Long-term Incentive Awards

The Committee has also established a stock plan as a long-term incentive with the purpose of attracting, retaining and rewarding employees and directors. The ATP Oil & Gas Corporation 2000 Stock Plan provides for the granting of incentive stock options, non-qualified stock options, and restricted stock awards or any combination of awards as is best suited to the circumstances of the particular employee or director. Options are granted with an exercise price equal to the market price on the date of the grant, and have value only if the stock price increases above the exercise price, and vesting and exercise of the options occur. Vesting occurs only if the recipient remains employed or remains a director until the end of the vesting period, during which time they have an incentive to contribute to ATP’s improvement in performance. Individual option grants are based on individual performance and responsibility levels within ATP. Restricted stock was awarded to all officers in December, 2005. The President, Mr. Bulmahn, received an award of 58,207 shares of restricted stock in February, 2007 as part of his 2006 compensation package.

2005 Employee Volvo Challenge

In December 2004, the Board approved, and ATP announced ambitious company targets, coupled with a unique incentive program applicable to all employees of ATP and its subsidiaries, including all officers other than Mr. Bulmahn, ATP’s President. On March 31, 2006, ATP achieved the sole remaining target of the ATP Employee Volvo Challenge, which had been extended by one calendar quarter due to delays from Hurricanes Katrina and Rita, and awarded its U.S., U.K, and Netherlands employees a 2006 Volvo S60 and delivery of his or her vehicle in Europe under the Volvo Overseas Delivery Plan (U.S.), with direct delivery to the U.K. and the Netherlands. The ATP Employee Volvo Challenge Plan was administered by the ATP Employee Volvo Challenge Plan Committee of the Board.

Employment Agreements

On December 29, 2005, ATP entered into employment contracts (the “Employment Agreements”) with the officers named in the Summary Compensation Table, among others. Reference is made to the narrative following the Summary Compensation Table for a full discussion of the provisions of the Employment Agreements, including confidentiality and non-competition provisions, as well as payments upon termination or change in control. In the event of a threatened or actual change in control, such payments would help to ensure continuity of ATP’s management.

401(k) Savings Plan

Effective March 1, 1997, ATP adopted a 401(k) savings plan, which covers all of ATP’s U.S. employees. Reference is made to the narrative following the Summary Compensation Table for a summary of ATP’s 401(k) savings plan.

Employee Benefit Plans

The Named Executive Officers are eligible to participate in any and all employee benefit plans maintained by ATP from time to time for its employees.

Limitation on Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows a tax deduction to a public company for compensation paid to its chief executive officer or four other most highly compensated executive officers if the compensation of any such officers exceeds $1.0 million in a particular year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. A portion of ATP’s compensation is performance-based. The Committee has structured portions of the performance-based compensation in a manner that excludes such compensation from the deduction limit. The Committee has not intended and does not currently intend to award compensation to any executive officer that would exceed the deduction limit of Section 162(m), but no assurance can be given that such limit will not be exceeded. In connection with its policies relating to executive compensation, the Committee considered the implications of Section 162(m) along with the various other factors described elsewhere in this report in making its executive compensation determinations in 2006.

Section 409A

During 2006, the Committee continued to monitor the regulatory developments under Internal Revenue Code Section 409A, which was enacted as part of the American Jobs Creation Act of 2004. Section 409A imposes additional limitations on non-qualified deferred compensation plans in order to ensure their full compliance with the Act prior to December 31, 2007, the expiration of the transition period.

Gross-Ups

Under their respective employment agreements, if benefits to which the Named Executive Officers become entitled are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then they will be entitled to an additional payment from ATP in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Internal Revenue Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment). The estimated amount of this payment, assuming a change of control occurred on December 31, 2006 is set forth in the narrative following the Summary Compensation Table.

Conclusion

The Committee believes that the executive compensation programs and policies provide the necessary incentives to properly align ATP’s performance goals and the interests of the shareholders.

Report of the Compensation Committee

The Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this document.

The Compensation Committee,

Chris A. Brisack, Chairman

Burt A. Adams

Arthur H. Dilly

Executive Compensation

The following table sets forth information regarding the compensation of our President, our Chief Financial Officer and each of our three other most highly compensated executive officers (the “Named Executive Officers”) for the year ended December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
T. Paul Bulmahn	2006	490,000	980,000	3,407,475	—	—	8,800	4,877,475
Chairman and President
Gerald W. Schlief	2006	339,191	36,983	592,932	41,234	32,204	8,800	1,051,344
Senior Vice President
Leland E. Tate	2006	346,404	35,415	601,812	82,469	32,204	8,800	1,107,104
Chief Operating Officer
Albert L. Reese, Jr.	2006	227,819	23,732	398,234	41,234	32,204	8,800	732,023
Chief Financial Officer
Keith R. Godwin	2006	213,945	22,496	371,713	51,543	32,204	8,557	700,458
Chief Accounting Officer

(1)	Represents the dollar value recognized in 2006 as compensation expense for financial statement reporting purposes of restricted shares and options awarded in 2006 or earlier. See Note 8 to our Notes to Consolidated Financial Statements for a description of the assumptions made in the valuation of the restricted shares and options.

(2)	Represents the value of a 2006 Volvo S60 awarded in 2006 to all officers and employees except the President due to achievement of the following company targets during the period beginning on January 1, 2005 and ending March 31, 2006:

•	Recorded an overall company production rate of 160 MMcfe/day prior to March 31, 2006.

•	Brought to production the U.S. deepwater project at Mississippi Canyon Block 711.

•	Completed five additional Gulf of Mexico projects: West Cameron 432, Matagorda Island 709 A4, High Island 74, Brazos Area 578, and South Marsh Island 166.

•	Brought to production its first project in the Netherlands, Block L-06.

•	Secured approval of the Field Development Plan (“FDP”) and brought to production the U.K. project at Tors in less than nine months from the issuance of the FDP approval.

•	Acquired interests in 34 Gulf of Mexico properties.

•	Replaced 2005 production with proved reserves by 1,367%.

(3)	Consists of matching contributions to our 401(k) savings plan.

401(k) Savings Plan

Effective March 1, 1997, ATP adopted a 401(k) savings plan, which covers all of ATP’s U.S. employees. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and Section 401(a) of the Internal Revenue Code.

The assets of the plan are held and the related investments are executed by the plan’s trustee. Participants in the plan have investment alternatives in which to direct their funds and may direct their funds in one or more of these investment alternatives. ATP pays all administrative fees on behalf of the plan. With respect to participants’ contributions made prior to December 31, 2004, the plan provided for discretionary matching by ATP equal to 50% of each participant’s contributions up to 6% of the participant’s compensation. Effective January 1, 2005, the Board approved revisions to the plan, such that ATP’s discretionary match for contributions made thereafter is 100% on the first 3% of compensation contributed, plus 50% on the next 2% of compensation contributed by a participant. In addition, participants will be immediately vested in all ATP matching contributions made after January 1, 2005. ATP contributed $216,602 to the plan for the year ended December 31, 2006, $190,253 to the plan for the year ended December 31, 2005, and $156,731 to the plan for the year ended December 31, 2004.

ATP also has a defined contribution plan for our U.K. employees and contributes 4% of each participant’s compensation to the plan. Such contributions are subject to the Welfare Reform and Pensions Act 1999 (U.K.) and to U.K. rules on taxation. For the years ended December 31, 2006, 2005 and 2004, ATP contributed approximately $22,100, $22,800 and $20,200, respectively.

All-Employee Bonus Policy

The All-Employee Bonus Policy is a bonus program designed to benefit all employees based upon ATP’s overall performance. The amount available for each employee under this program is based upon a formula that considers employee performance, length of service to ATP and relative base compensation. Each employee is eligible to participate in the program allocations effective the first day of the month following the employee’s date of employment with ATP. There are certain restrictions related to payment of an employee’s allocation from the program within their first year of employment.

Discretionary Employee Bonus Policy

The purpose of the Discretionary Employee Bonus Policy is to compensate employees who demonstrate exemplary performance. It is discretionary in amount, in addition to employee compensation and participation in any other benefits offered to employees, and is open to all employees regardless of tenure, title, or responsibility.

Employment Agreements

On December 29, 2005, ATP entered into employment contracts (the “Employment Agreements”) with each of the Named Executive Officers, among others. Except as provided below with respect to ATP’s President, the following terms of the Employment Agreements are the same for each of the Named Executive Officers. Each Named Executive Officer’s remuneration is agreed to be his current base salary at the time of entering into the Employment Agreement, with an opportunity to participate in ATP’s bonus and stock-based compensation plans. The Employment Agreements expire on November 30, 2008, unless sooner terminated by either the Named Executive Officer or ATP, and further provide for automatic extensions of additional one-year periods. Termination of employment of each Named Executive Officer may occur at any point with or without Cause (as defined in the Employment Agreements). Upon termination of employment for any reason, the Named Executive Officer will be entitled to receive salary through the Date of Termination (as defined in the Employment Agreements), plus accrued but unpaid vacation and any other payments or benefits to be provided to the Named Executive Officer pursuant to any employee benefit plans or arrangements adopted by ATP, to the extent such payments and benefits are earned and vested as of the Date of Termination. Should termination of employment occur due to death or disability, then such Named Executive Officer will receive all of the above compensation, plus a pro rata bonus payment determined in accordance with the Employment Agreement, and immediate vesting in outstanding Restricted Stock awarded in conjunction with the Employment Agreement (the value of which for each Named Executive Officer is set forth below).

Should termination of employment occur without Cause (as defined in the Employment Agreement) or by Employee for Good Reason (as defined in the Employment Agreement), each affected Named Executive Officer will be entitled to salary through the end of the term of the Employment Agreement, plus a pro rata bonus payment determined in accordance with the Employment Agreement, immediate vesting in outstanding Restricted Stock awarded in conjunction with the Employment Agreement and one year of continued medical, dental, life and disability benefits for the Named Executive Officer, spouse and eligible dependents, at the same cost and under the same terms as active employees. Should termination of employment occur at or during the twelve months subsequent to a change in control, then each affected Named Executive Officer will be entitled to a lump sum payment equal to 1.5 times the Named Executive Officer’s salary, plus a pro rata bonus payment determined in accordance with the Employment Agreement, immediate vesting in outstanding Restricted Stock awarded in conjunction with the Employment Agreement and one year of continued medical, dental, life and disability benefits for the Named Executive Officer, spouse and eligible dependents at the same cost and under the same terms as active employees. Further, the Named Executive Officer would be compensated for adverse tax consequences under section 4999 of the Internal Revenue Code of 1986, if any, for the payments made under the Employment Agreement, including but not limited to excise taxes, penalties, fines and interest.

Generally, pursuant to the Employment Agreements, a change in control is deemed to occur:

•	if any person acquires 25% or more of ATP’s voting securities (other than securities acquired directly from ATP or its affiliates);

•	if a majority of the directors of ATP are replaced other than in specific circumstances;

•

upon the consummation of a merger of ATP other than (a) a merger that would result in the voting securities of ATP outstanding immediately prior to the merger continuing to represent a majority of the voting power of the securities of the surviving entity after such merger, or (b) a merger effected to implement a recapitalization of ATP in which no person acquires more than 25% of the combined voting power of ATP’s then outstanding securities; or

•	upon the liquidation or sale of 50% or more of ATP’s assets.

Each Employment Agreement obligates the Named Executive Officer to maintain the confidentiality of ATP’s confidential and proprietary information. In addition, each Named Executive Officer is obligated, during the term of his Employment Agreement and for one year after separation from employment with ATP, not to:

•	utilize any trade secrets acquired or developed while employed by ATP;

•	engage as an employee, a partner, agent, manager, officer or director in the acquisition and development of marginal oil and gas fields in the Gulf of Mexico or the North Sea; or

•	pursue properties or projects that ATP has evaluated or acquired.

The Employment Agreement with Mr. Bulmahn, President of ATP, provides for terms similar to those described above, except that Mr. Bulmahn’s Employment Agreement provides for a minimum target bonus opportunity of 65% of his annual base salary. Further, in the event of a change in control, Mr. Bulmahn will receive a lump sum payment equal to 2.99 times his salary, plus a pro rata incentive compensation payment determined in accordance with the Employment Agreement, immediate vesting in outstanding Restricted Stock awarded in conjunction with the Employment Agreement, and three years of continued medical, dental, life, and disability benefits for himself and eligible dependents at the same cost and under the same terms as active employees. His Employment Agreement also provides for outplacement services for one year following termination for Good Reason, termination without Cause or upon a change in control.

The following table presents the estimated amounts payable pursuant to the Employment Agreements to the Named Executive Officers assuming termination of employment and a change in control occurred on December 31, 2006. The actual amounts to be paid can only be determined at the time of the executive’s separation from ATP. Upon the occurrence of any of the events listed in the table, (i) all unvested restricted shares of Common Stock previously awarded to each Named Executive Officer would vest, which would represent, as of December 31, 2006, a value of $2,572,050, $447,576, $454,263, $300,613 and $280,551 for Messrs. Bulmahn, Schlief, Tate, Reese and Godwin, respectively (based on the $39.57 per share closing price for ATP’s Common Stock on the NASDAQ Global Select Market on December 29, 2006), and (ii) Mr. Bulmahn would receive outplacement services for one year, with an estimated value of $50,000. Assuming termination and a change in control occurred on December 31, 2006, Mr. Bulmahn would also be entitled to an estimated payment in the amount of $202,551 as compensation for amounts payable under section 4999 of the Internal Revenue Code of 1986. This estimated amount is based on a section 4999 excise tax rate of 20% and a 35% federal income tax rate. Based on the amounts in the table below, no other Named Executive Officer would have any section 4999 liability and, therefore no other Named Executive Officer would receive compensation in this regard.

Potential Payments Upon Termination

or a Change in Control

Name	Change in Control Lump Sum Payment (1) ($)	Termination Without Cause or for Good Reason Lump Sum Payment (1) ($)	Change in Control and Termination Without Cause or for Good Reason Benefits (2) ($)
T. Paul Bulmahn	4,416,362	955,165	41,107
Gerald W. Schlief	588,280	706,347	16,031
Leland E. Tate	576,075	749,863	3,654
Albert L. Reese, Jr.	401,345	511,583	27,940
Keith R. Godwin.	383,709	463,005	33,856

(1)	We have assumed no increase in 2006 base salary rates for each Named Executive Officer and no bonus payments after December 31, 2006. The above calculations do not include salary and bonus paid for 2006, which are set forth in the Summary Compensation Table.
(2)	Represents the aggregate estimated value of the health, dental, life and disability insurance benefits as of December 31, 2006, which would be paid monthly over a three-year period for Mr. Bulmahn and a 12-month period for the other Named Executive Officers.

Outstanding Equity Awards

The following table presents information concerning outstanding equity awards held by the Named Executive Officers as of December 31, 2006.

Outstanding Equity Awards At Fiscal Year End

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)
T. Paul Bulmahn	—	—	—	—	65,000	2,572,050
Gerald W. Schlief	5,000	15,000	20.49	May 12, 2010	11,311	447,576
Leland E. Tate	10,000	30,000	20.49	May 12, 2010	11,480	454,264
Albert L. Reese, Jr.	5,000	15,000	20.49	May 12, 2010	7,597	300,613
Keith R. Godwin	6,250	18,750	20.49	May 12, 2010	7,091	280,590

(1)	One-third of the options vest on each of July 1, 2007, 2008 and 2009 or 100% would vest upon a Corporate Change as defined in ATP’s 2000 Stock Plan.
(2)	One-half of the shares will vest on each of December 1, 2007 and 2008, or 100% would vest immediately upon a change in control.
(3)	Based on the closing price on the NASDAQ Global Select Market for our Common Stock on December 29, 2006 ($39.57 per share).

Stock Option Exercises and Fiscal Year-End Values

The following table contains information with respect to the value of stock awards that vested, and the number and value realized from exercised options, of the Named Executive Officers, during the year ended December 31, 2006:

Option Exercises and Stock Vested

Fiscal Year 2006

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
T. Paul Bulmahn	—	—	65,000	2,924,350
Gerald W. Schlief	—	—	11,311	508,881
Leland E. Tate (3)	49,286 50,000 50,000	1,713,181 1,736,025 1,713,500	11,480	516,485
Albert L. Reese, Jr	—	—	7,597	341,789
Keith R. Godwin (4)	45,000	1,537,497	7,090	318,979

(1)	All of these shares vested on December 1, 2006.
(2)	Based on the closing bid price on the NASDAQ Global Select Market for our Common Stock on December 1, 2006 ($44.99 per share).
(3)	Mr. Tate exercised options to acquire 49,286 shares on January 9, 2006 at a strike price of $3.85 per share, 50,000 shares on April 11, 2006 at a strike price of $11.40 per share and 50,000 shares on April 18, 2006 at a strike price of $11.40 per share. The sales prices per share realized by Mr. Tate on January 9, 2006, April 11, 2006 and April 18, 2006 were $38.61, $46.1205 and $45.67, respectively.

(4)	Mr. Godwin exercised options to acquire 45,000 shares with a strike price of $11.40 per share on April 6, 2006 and the sales price per share he realized was $45.5666.

Securities Authorized for Issuance under Equity Compensation Plans

The following table includes information regarding our equity compensation plans as of the year ended December 31, 2006:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holder	693,851	$24.76	1,705,746
Equity compensation plans not approved by security holders	—		—

	693,851	$24.76	1,705,746

2000 Stock Plan

ATP’s Board and shareholders adopted the 2000 Stock Plan to provide directors, employees and consultants of ATP and its subsidiaries additional incentive and reward opportunities designed to enhance the profitable growth of our company. The plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, options that do not constitute incentive stock options, and restricted stock awards. The plan is administered by the Compensation Committee of the Board.

The number of shares of Common Stock that may be issued under the plan will not exceed 4,000,000 shares, subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in our capital structure. Shares of Common Stock attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards. The maximum number of shares of Common Stock that may be subject to awards granted under the plan to any one individual during the term of the plan will not exceed 50% of the aggregate number of shares that may be issued under the plan. The price at which a share of Common Stock may be purchased upon exercise of an option granted under the plan will be determined by the Compensation Committee but (a) in the case of an incentive stock option, such purchase price will not be less than the fair market value of a share of Common Stock on the date such option is granted, and (b) in the case of an option that does not constitute an incentive stock option, such purchase price will not be less than 50% of the fair market value of a share of Common Stock on the date such option is granted.

Shares of Common Stock that are the subject of a restricted stock award under the plan will be subject to restrictions on disposition by the holder of such award and an obligation of such holder to forfeit and surrender the shares under certain circumstances. The restrictions will be determined by the Compensation Committee in its sole discretion, and the Compensation Committee may provide that the restrictions will lapse upon (a) the attainment of one or more performance targets established by the Compensation Committee, (b) the award holder’s continued employment with ATP or continued service as a consultant or director for a specified period of time, (c) the occurrence of any event or the satisfaction of any other condition specified by the Compensation Committee in its sole discretion, or (d) a combination of any of the foregoing.

No awards under the plan may be granted after ten years from the date the plan is adopted by the Board. The plan will remain in effect until all awards granted under the plan have been satisfied or expired. The Board in its discretion may terminate the plan at any time with respect to any shares of Common Stock for which awards have not been granted. The plan may be amended, other than to increase the maximum aggregate number of shares that may be issued under the plan or to change the class of individuals eligible to receive awards under the plan, by the Board without the consent of ATP’s shareholders. No change in any award previously granted under the plan may be made which would impair the rights of the holder of such award without the approval of the holder.

Compensation Committee Interlocks and Insider Participation

None of ATP’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Board or the Compensation Committee. No person who was an officer or employee of ATP or any of its subsidiaries in 2006, or in prior years, served as a member of ATP’s Compensation Committee in 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires ATP’s executive officers, directors and persons who beneficially own more than 10% of the Common Stock to file reports of ownership and changes in ownership of the Common Stock with the SEC and to furnish ATP with copies of all Section 16(a) forms they file.

Based on ATP’s review of the Section 16(a) filings that have been received by ATP: (i) one late report for a single transaction was filed by each of Burt A. Adams, Chris A. Brisack, Arthur H. Dilly, George R. Edwards, Keith R. Godwin, Robert J. Karow, Albert L. Reese, Jr., Gerard J. Swonke, Leland E. Tate, Robert C. Thomas and John E. Tschirhart; and (ii) two late reports for single transactions were filed by each of Gerald W. Schlief and Walter Wendlandt.

Shareholder Proposals and Director Nominations

Shareholders may propose matters to be presented at future shareholders’ meetings and may also nominate persons for election as Directors. Formal procedures exist for such proposals and nominations.

Any shareholder desiring to present a proposal for inclusion in ATP’s proxy materials for the annual meeting of shareholders to be held in 2008 (the “2008 Annual Meeting”) must present the proposal to the Secretary of ATP not later than January 1, 2008. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, will be included in ATP’s proxy materials for the 2008 Annual Meeting.

If a shareholder desires to nominate a director or bring a matter before an annual meeting and the proposal is submitted outside the process of Rule 14a-8, such proposal must be made in compliance with ATP’s Bylaws. ATP’s bylaws provide generally that such nomination or proposal must be delivered in writing to the Corporate Secretary of ATP at least 90 but no more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders, in order to be considered timely, subject to compliance with any other applicable provisions of ATP’s bylaws. Therefore, shareholders who wish to nominate directors or to bring business before the 2008 Annual Meeting outside of the process of Rule 14a-8 as described above must notify ATP not earlier than February 9, 2008 nor later than March 10, 2008. The chairman of the meeting may determine that any proposal for which ATP did not receive timely notice shall not be considered at the meeting. If in the discretion of such chairman any such proposal is to be considered at the meeting, the persons designated in ATP’s proxy materials shall be granted discretionary authority with respect to the untimely stockholder proposal.

Incorporation By Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by ATP under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled “Report of the Compensation Committee,” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) as well as the annexes to this Proxy Statement, will not be deemed incorporated unless specifically provided otherwise in such filing nor will it be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

Other Matters

The Board is not aware of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.

By Order of the Board of Directors,

ISABEL M. PLUME

Corporate Secretary

April 26, 2007

ANNEX A

ATP OIL & GAS CORPORATION

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

The Board of Directors (the “Board”) of ATP Oil & Gas Corporation (“ATP”) established an Audit Committee (the “Committee”) on January 5, 2001. The Board adopted this Amended and Restated Audit Committee Charter effective March 28, 2004.

Purposes

The primary purposes of the Committee are to:

1.	Oversee the quality, integrity and reliability of the financial reporting process, including review of financial reports and other financial information provided by ATP to the public;

2.	Be directly responsible for the selection, appointment, compensation, retention and oversight of ATP’s independent auditor;

3.	Oversee the performance of ATP’s independent auditor and any internal audit function that may be utilized in the future;

4.	Monitor ATP’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and

5.	Perform such other functions as the Board may assign to the Committee from time to time, or as may be required by applicable laws, rules or regulations.

Composition

The Board shall appoint an Audit Committee comprised of at least three directors, all of whom shall meet the independence and experience requirements of the Nasdaq Stock Market, Inc. (the “NASDAQ”), the applicable regulations of the Securities and Exchange Commission (“SEC”), and other applicable laws, rules and regulations. A member may be removed with or without cause at any time by a vote of the majority of the Board.

Authority and Responsibilities

The Committee shall have the authority to take all actions it deems advisable to fulfill its purposes, including the authority to conduct investigations with respect to matters within the Committee’s purposes as stated above. The Committee has the authority to employ, at ATP’s expense, such other accountants, attorneys, consultants or other outside advisors to assist the Committee as it deems advisable. The Committee may require any officer or employee of ATP or any of its subsidiaries, ATP’s outside legal counsel, and ATP’s external auditors to meet with the Committee or any member of the Committee. The Committee will report to the Board on a regular basis.

It is not the Committee’s duty to plan or conduct audits or to determine that ATP’s financial statements and disclosures are complete and accurate and are in accordance with accounting principles generally accepted in the United States and applicable rules and regulations. These are the responsibilities of ATP’s independent auditor and ATP’s management, respectively. ATP’s management is responsible for compliance with laws and regulations and compliance with ATP’s policies and procedures.

In connection with the general purposes, powers and responsibilities set forth above, the Committee shall also:

Independent Auditor.

1.

Be solely responsible for the selection, appointment, compensation, retention and oversight of the work of ATP’s independent auditor. The Committee may submit its selection of the independent auditor to the shareholders for ratification. ATP shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor. The independent auditor shall report directly to the Committee.

2.	Pre-approve all audit services and all permitted audit-related services, tax services and other non-audit services to be performed by ATP’s independent auditor, subject to the de minimus exception for non-audit services pursuant to the Exchange Act of 1934. Authority is hereby delegated to the Chair of the Committee to pre-approve all audit or non-audit services to be provided by the independent auditor. The Chair shall advise the full Committee of such pre-approvals at its scheduled meetings. Each of these services must receive specific pre-approval unless general pre-approval by the Committee has been provided for such category of services in accordance with policies and procedures that comply with applicable laws and regulations.

3.	Review and approve the hiring of employees or former employees of the independent auditor who were engaged on ATP’s account.

4.	Annually review the qualifications, performance and independence of the independent auditor, including a review of the nature of all services provided and the related fees, the firm’s internal quality-control procedures, and the experience and qualifications of the independent auditor team. Evaluate whether it is appropriate to adopt a policy of periodically rotating independent auditors.

5.	Receive periodic reports from the independent auditor regarding its independence consistent with Independence Standards Board Standard 1. The Committee shall discuss such reports with the independent auditor and conduct any appropriate inquiries in response to the independent auditor’s written report as necessary to satisfy itself of the independence and objectivity of the independent auditor.

6.	Periodically discuss separately with management, the independent auditor and any internal auditors the adequacy and integrity of ATP’s accounting policies and procedures and internal accounting controls, the completeness and accuracy of ATP’s financial disclosures and the extent to which major recommendations made by the independent auditor or any internal auditors have been implemented or resolved.

7.	Discuss with the independent auditor any problems or difficulties the auditors may have encountered during the audit, including any restrictions on the scope of activities or access to required information, any management letter provided by the auditor and ATP’s response thereto, or any disagreements with management. The Committee shall resolve any disagreements between management and the independent auditor regarding financial reporting.

8.	Discuss with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 61, as modified or supplemented (Communications with Audit Committees) relating to the conduct of the audit.

Financial Statements and Disclosure Matters.

1.	Oversee the annual audits of the financial statements by the independent auditor and review with management and the independent auditor:

•

the audited annual financial statements and independent auditor’ report thereon, including disclosures made in management’s discussion and analysis of financial condition and Form 10-K filings prior to the filing of such reports with the SEC,

•	any significant changes required in the independent auditor’ audit plan,

•

the critical accounting policies used in the financial statements, and an analysis of the effect of alternative methods of applying accounting principles generally accepted in the United States on ATP’s financial statements, and

•	potential conflicts of interest, and other matters related to the conduct of the audit that are to be communicated to the Committee under generally accepted auditing standards.

Based on the foregoing reviews and discussions, the discussions pursuant to item 7 of this section and item 5 of the Independent Auditor section above, recommend whether the financial statements should be included in the annual report on Form 10-K.

2.	Review with management and the independent auditor the effect of regulatory and accounting initiatives that might affect ATP’s financial statements as well as approve any off-balance sheet structures.

3.	Prior to the filing of its Form 10-Q, review and discuss with management and the independent auditor ATP’s quarterly financial statements, and independent auditor’ review thereof, including disclosures made in management’s discussion and analysis of financial condition.

4.	Review and discuss with management ATP’s earnings to be included in its press releases, including the use of “pro forma” or “adjusted” information that is not consistent with accounting principles generally accepted in the United States, as well as financial information and earnings guidance provided to analysts and ratings agencies.

5.	Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding ATP’s financial statements or accounting policies.

6.	Review with ATP’s management and/or legal counsel legal and regulatory matters that may have a material impact on the financial statements, ATP’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

7.	Review and approve all related party transactions.

System of Internal Controls.

1.	Review and evaluate the effectiveness of ATP’s process for assessing significant risks or exposures and the steps management has taken to minimize such risks to ATP. Consider and review with management and the independent auditor:

•

the effectiveness of or weaknesses in ATP’s internal controls including the status and adequacy of management information systems and other information and security, the overall control environment and accounting and financial controls;

•

any disclosures provided by the Chief Executive Officer or the Chief Financial Officer to the Committee regarding (i) significant deficiencies in the design or operation of internal controls which could adversely affect ATP’s ability to record, process, summarize, and report financial data and (ii) any fraud, including that which involves management or other employees who have a significant role in ATP’s internal controls; and

•

any related significant findings and recommendations of the independent auditor, together with management’s response thereto, including the timetable for implementation of recommendations to correct weaknesses in internal controls.

2.	Assess ATP’s internal processes for determining and managing key financial risk exposures.

3.	Ascertain whether ATP has an effective process for determining risks and exposures from asserted and unasserted litigation and claims and from noncompliance with laws and regulations.

4.	Review with management and the independent auditor any significant transactions that are not a normal part of ATP’s operations and changes, if any, in ATP’s accounting principles or their application.

Corporate Compliance Process.

1.

Approve for recommendation to the Board, and regularly review and assess ATP’s policies and procedures regarding compliance with the law and with significant Company policies, including, but not limited to, codes of conduct expressing principles of business ethics, legal compliance, and other matters relating to business conduct, including conflicts of interest, and programs of legal compliance designed to prevent and detect violations of law.

2.	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing matters and the confidential, anonymous submissions by employees of concerns regarding accounting and auditing matters.

3.	Review with ATP’s management and others any legal, tax or regulatory matters that may have a material impact on Company operations and the financial statements, and material reports and inquiries received from regulators.

Other Committee Responsibilities.

The Committee will review and reassess the adequacy of this Charter on an annual basis, and will submit any modifications to the charter to the Board for approval. The Committee Charter will be included in the proxy statement as required under regulations of the SEC.

The Committee will prepare a report to stockholders, to be included in the proxy statement on an annual basis as required by the SEC. This report will specifically address the Committee’s review of the independence of its members, confirmation of the annual review of this Charter, the Committee’s review of ATP’s audited financial statements with management, and the Committee’s discussion with the independent auditor of the matters required to be communicated to audit committees.

The Committee will also review the appointment or replacement of any senior internal auditing personnel.

Procedures

1.	Meetings. The Committee will meet at the call of its Chair, two or more members of the Committee, or the Chairman of the Board. The Committee will meet at least quarterly, or more frequently as circumstances dictate or as required by the Board. At least annually, the Committee should meet with management, the independent auditor and the internal auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately. All meetings shall be held pursuant to the Bylaws of ATP with regard to notice and waiver thereof, and written minutes of each meeting shall be duly filed in ATP’s records. The Committee shall report to the Board regarding committee actions and recommendations at the Board’s next regularly scheduled meeting following the Committee meeting.

2.	Quorum and Approval. A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present, and may also act by unanimous written consent in lieu of a meeting.

3.	Rules. The Committee may determine additional rules and procedures, including designation of a Chair pro tempore in the absence of the Chair, at any meeting thereof.

4.	Performance Review. Each year, the Committee shall review and evaluate its own performance and shall submit itself to the review and evaluation of the Board.

5.	Fees. Each member of the Committee shall be paid the fee set by the Board for his or her services as a member of, or Chair of, the Committee.

6.	Chair and Secretary. The Board shall choose the Chair and Secretary of the Committee (the Secretary need not be a member of the Committee).

ATP Oil & Gas Corporation

Notice of Annual Meeting of Shareholders

To Be held June 8, 2007

You are cordially invited to attend the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) of ATP Oil & Gas Corporation, a Texas corporation (the “Company”), which will be held on June 8, 2007 at 10:30 a.m., Central Time, at the offices of ATP Oil & Gas Corporation, 4600 Post Oak Place, Suite 203, Houston, Texas 77027.

Whether or not you plan to attend the Annual Meeting, we ask that you sign and return the enclosed proxy as promptly as possible to ensure that your shares will be represented. A self-addressed envelope has been enclosed for your convenience. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

ATP Oil & Gas Corporation

June 8, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯Please detach along perforated line and mail in the envelope provided.¯

20330000000000000000 9	060807

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	To elect three Directors to serve until the 2010 Annual Meeting of Shareholders.				2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 2007.	☐	☐	☐
		NOMINEES:

☐	FOR ALL NOMINEES	O T. Paul Bulmahn O Gerard J. Swonke O Robert J. Karow	to serve until 2010 to serve until 2010 to serve until 2010		3.	To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT
	(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.